UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________________

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	January 6, 2014

Safeguard Scientifics, Inc.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-5620	23-1609753
(State or other jurisdiction of	(Commission file number)	(I.R.S. Employer ID No.)
incorporation or organization)

435 Devon Park Drive
Building 800
Wayne, PA		19087
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code	610-293-0600

Not applicable
(Former name of former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Safeguard Scientifics, Inc. (the “Company”) previously disclosed that, effective April 24, 2013, the Company promoted Jeffrey B. McGroarty to serve as the Senior Vice President and Chief Financial Officer of the Company. On January 6, 2014, the Company entered into an employment agreement (the "Agreement") with Mr. McGroarty, in connection with this promotion. The Agreement replaces an employment letter dated November 10, 2005 between Mr. McGroarty and the Company. The Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by this reference.

The material terms of the Agreement with Mr. McGroarty are as follows. Commencing January 1, 2014, Mr. McGroarty’s annual base salary will increase to $275,000 from $250,000, which base salary is subject to annual review and upward adjustment in accordance with the Company’s normal policies. Also commencing in 2014, Mr. McGroarty’s annual management incentive program (MIP) target payout will increase to $206,250 (75% of base salary) from $187,500. Overall MIP goals are determined annually at the beginning of each year by the Compensation Committee of the Board and Mr. McGroarty’s individual payout amount will be determined annually based on some annually determined combination of his performance against individual objectives and the overall performance of the Company against established corporate objectives.

In the event that Mr. McGroarty’s employment with the Company is terminated by the Company without “cause” or by Mr. McGroarty for “good reason” within eighteen (18) months following a “change of control” of the Company, or if Mr. McGroarty is terminated for any reason other than for cause, resignation without good reason or as a result of death or disability, then the Company will provide Mr. McGroarty with the following benefits:

•	A payment equal to the pro rata portion of the current year’s MIP payout based on actual achievement as of the end of the most recently completed calendar quarter;

•	A lump sum payment equal to 1.5 times his annual salary;

•
Reimbursement by the Company of the cost of up to twelve (12) months' continued coverage under Safeguard’s medical and health plans and life insurance plans (less any co-payment payable by Mr. McGroarty under the terms of the Company’s medical insurance);

•	Reimbursement by the Company of up to $20,000 for the cost of documented outplacement services or office space for a period of two years after termination of employment;

•
In a separation other than following a change of control, time-based vesting options will fully vest and remain exercisable for 36 months and vested performance-based options will remain exercisable for 12 months; and

•
In a change of control separation, time-based vesting options will fully vest and remain exercisable for 36 months, all performance-based options that have not otherwise vested will vest and remain exercisable for 24 months, and all restricted stock awards and deferred stock units, if any, will fully vest.

The severance benefits described above are conditioned upon Mr. McGroarty’s delivery of a customary release to the Company.

Mr. McGroarty is also eligible to participate in the Company’s executive level benefit programs offered from time to time, including health, dental, vision, disability, and 401(k) plan. Pursuant to the Agreement, Mr. McGroarty also is entitled to Company-paid life insurance providing coverage of $750,000, and to vacation at an annual rate of four weeks per year.

ITEM 8.01.    Other Events.

On January 7, 2014, the Company issued a press release announcing that its partner company, Alverix, Inc., was acquired by Becton, Dickinson and Company. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by this reference.

ITEM 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

10.1	Agreement by and between Safeguard Scientifics, Inc. and Jeffrey B. McGroarty dated January 6, 2014

99.1	Press Release of Safeguard Scientifics, Inc. dated January 7, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.

Dated: January 7, 2014	By:	/s/ BRIAN J. SISKO
Brian J. Sisko
Chief Operating Officer, Executive Vice President and Managing Director